                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 12 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                         Commission File Number:    1-6247
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                               ALZA CORPORATION
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            (Exact name of registrant as specified in its charter)


  1900 Charleston Road, Mountain View, California  94039-7120 (650) 564-5000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


            Common Stock, par value $.005 per share and associated
                        Preferred Stock Purchase Rights
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           (Title of each class of securities covered by this Form)


                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)       [X]           Rule 12h 3(b)(1)(i)       [X]
     Rule 12g4-(a)(1)(ii)      [_]           Rule 12h 3(b)(1)(ii)      [_]
     Rule 12g4-(a)(2)(i)       [_]           Rule 12h 3(b)(2)(i)       [_]
     Rule 12g4-(a)(2)(i)       [_]           Rule 12h 3(b)(2)(ii)      [_]
                                             Rule 15d-6                [_]


Approximate number of holders of record as of the certification or notice date:

     Common Stock, par value $0.005 per share                1
     Preferred Stock Purchase Rights                        None
                                                        -------------

Pursuant to the requirements of the Securities Exchange Act of 1934, ALZA Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  June 22, 2001

                                         By:  /s/ Peter D. Staple
                                              --------------------------------
                                              Peter D. Staple
                                              Executive Vice President
                                              and General Counsel